SERVICE CONTRACT AGREEMENT (the "Agreement")

THIS AGREEMENT MADE EFFECTIVE as of the 1st day of November, 2024

BETWEEN:

Kelso Technologies Inc., a company incorporated under the laws of the Province of British Columbia and having a business address at 305 - 1979 Old Okanagan Hwy, West Kelowna, BC V4T 3A4

("**Kelso**" or the "**Corporation**" or the "**Company**")

and

Bedrock Technology Holdings Ltd., a Company incorporated under the laws of the Province of Alberta and having a business address at 417 14 Ave NE, Calgary, Alberta T2E 1E6

(the "**Contractor**")

(collectively the Company and the Contractor, the "**Parties**")

WHEREAS the Company wishes to engage the Contractor to provide certain professional and management services pursuant to the terms of this Agreement and the Contractor wishes to provide these services referred to herein;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

(a) "**Board**" means Board of Directors of the Company.

(b) "**Business**" means the business of financing, developing, managing, marketing, reporting amongst other things, the day-to-day operations of Kelso.

(c) "**CEO**" means Chief Executive Officer of the Company.

(d) **"CFO"** means Chief Financial Officer of the Company.

(e) "**Company Property**" means any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer discs, software or other related works, communications, letters, reports, proposals, memoranda, lists, designs, drawing blueprints, trademarks, trade names, client lists, correspondence, specifications or any other documents or property belonging to the Company or any Related Company (as hereinafter defined).

(f) "**Confidential Information**" means any information of a confidential nature which relates to the Business of the Company or any Related Company, including, without limiting the generality of the foregoing: products or product design and manufacturing information; trade secrets; technical information; marketing strategies; sales and pricing information and policies; financial information; accounting records; employee information; business, marketing and product design and technical plans; information relating to the Company's business methods operations and techniques; research and development information; intellectual property; industrial designs; computer programs; software; lists of suppliers and costs of supplies; lists of present and prospective customers of the Company; and any other customer-related information. Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i) is or becomes publicly available through no fault of the Contractor;

(ii) is independently developed by the Contractor outside the scope of the Contractor's duties to the Company;

(iii) was rightfully in the possession of the Contractor prior to the disclosure of such Confidential Information by the Company;

(iv) is required to be disclosed pursuant to law or an order from a court of competent jurisdiction;

(v) is rightfully received by the Contractor from a third party that the Contractor was reasonably entitled to believe was not under a duty of confidentiality to the Company; or

(vi) is disclosed to a third party with the written consent of the Company.

(g) "**Contracting Fee**" means the payments set out in Schedule "A" to this Agreement and forming part of this Agreement.

(h) "**Exchange**" means the TSX (Toronto Stock Exchange) or any such other stock exchange on which the Company is listed on any given date.

(i) "**Related Company**" means any subsidiary, parent company, division, affiliate, predecessor or successor of the Company.

(j) **"RSU Plan"** means the restricted share unit plan established and/or to be established by the Company to compensate certain persons who elected to forgo all or portion of their compensation, to assist the Company in cash management, in exchange for the grant of restricted share units.

(k) "**Services**" has the meaning set out in Section 3(c).

(l) "**Shares**" means common shares in the capital of the Company.

(m) **"Stock Option Plan"** means a plan established and/or to be established by the Company to compensate certain persons for the grant of incentive stock options.

(n) "**Term**" has the meaning set out in Section 2.

2. **TERM**

This Agreement shall commence on November 1, 2024, and shall continue on indefinitely, unless or until terminated in accordance with the termination provisions below (the "**Term**").

3. **SERVICES TO BE PROVIDED**

(a) This Agreement and each of its terms are subject to:

(i) the approval of or acceptance by the Exchange if such approval or acceptance is required; or

(ii) the absence of any objections by the Exchange if approval of or acceptance by the Exchange is not required.

(b) The Company hereby engages the Contractor on a "non-exclusive and best efforts" basis to provide services to the Company on the terms and conditions set out in this Agreement, and the Contractor agrees to such engagement.

(c) During the Term of this Agreement, the Contractor will provide the following services to the Company, and such other services requested by the Company from time to time:

i. The Contractor will provide services as CFO of the Company who shall have such authority and power, and responsibilities, as are customary for these positions in companies of similar size as the Company.

ii. The Contractor shall be responsible for the accounting and finances of the Company and its subsidiaries. These Services shall include, but are not limited to negotiation, review, execution and approval of all contracts with employees, Contractors and third parties, with all related authority to do so, and the right and ability to terminate and enter into contracts for legal, accounting, marketing, facility development services as the Contractor sees fit for the best interests of the Company.

iii. Participate in the Corporation's executive management team comprising of: CEO, CFO and Chief Operating Officer.

iv. Creation and filing of unaudited quarterly and audited year-end financial statements, management's discussion & analysis, other regulatory filings and corporate correspondence as required under the policies and guidelines of the Exchange.

v. Development and management of required financial internal controls of accounting systems.

vi. Maintain and enhance the Company's position in the investment community; manage its business affairs; and build corporate value based on financial performance.

vii. Manage financial requirements of the current strategic plans and budgets to develop the Company's technology opportunities.

viii. Formulate new financial development strategies including access to new debt, equity capital, merger and acquisition plans, business proposals and all matters aimed at the enhancement and growth of the Company's overall business.

ix. Assist in the creation and distribution of press information to existing shareholders, brokerage firms, registered representatives, institutional investors, fund managers, securities analysts, potential investors who have contacted the Company seeking such information, the media and other as appropriate.

(collectively, the **"Services"**)

(d) The Contractor agrees to perform the Services honestly, in good faith and in the best interests of the Corporation and to continue to execute the Corporation's strategic plans to grow the Corporation's business on behalf of the shareholders of the Corporation.

(e) The Contractor need only devote such portion of the Contractor's time to provision of the Services as is necessary to complete the Services; provided, however, that the Contractor agrees to be available to respond to the Company during regular business hours, unless mutually agreed otherwise.

(f) The Contractor represents and warrants that the Contractor has the required skill, experience and qualifications to perform the Services in connection with this Agreement. The Contractor shall perform the Services in connection with this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and they shall devote sufficient resources to ensure that the Services in connection with this Agreement are performed in a timely and reliable manner.

(g) The Company acknowledges that the Contractor has other commitments and provides services unrelated to the Company.

(h) The Contractor acknowledges that in its role as CFO, the Contractor is an officer and fiduciary of the Company, and as a fiduciary, the Contractor will develop and acquire experience and knowledge with respect to all aspects of the Business. The Contractor agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Contractor shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest. Furthermore, the Contractor acknowledges that in the event of a potential business conflict between the Contractor's duties under this Agreement and another business activity, the Contractor shall be responsible for bringing such conflict to the CEO and/or Board's attention for review and approval (if necessary).

(i) The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that such other work does not, in the reasonable opinion of the CEO and/or Board, conflict with the Contractor's duties to the Company under this Agreement.

(j) The Contractor represents and warrants that:

(i) it has the right to perform the Services without violation of its obligations to others;

(ii) it is not bound by any agreement or obligation to any other Party that will conflict with its obligations as a Contractor of the Company; and

(iii) all advice, information, and documents provided by the Contractor to the Company in the course of providing the Services may be used fully and freely by the Company.

4. **KEY PERSON**

(a) The Parties acknowledge that Sameer Uplenchwar (the **"Key Individual"**) is the directing mind of the Contractor and is integral to the performance of the Services. The Contractor agrees that the Services under this Agreement are to be performed exclusively by the Key Individual.

5. **NATURE OF ENGAGEMENT**

(a) This is a contract for services. The Contractor acknowledges and agrees that the Contractor will provide the Services as an independent Contractor, and not as an employee, agent or partner of the Company. Neither Contractor nor the Key Individual or the Contractor's employees or contract personnel shall be deemed to be the employees, agents or partners of the Company.

(b) Neither the Contractor nor the Key Individual shall not represent the Company in any capacity whatsoever, or bind the Company orally or in writing to any legal obligation, except as expressly agreed in this Agreement.

6. **REMUNERATION, EXPENSES AND VACATION**

(a) In exchange for the Services rendered under this Agreement, the Company will pay the Contractor the Contracting Fee as set out in **Schedule "A"** to this Agreement.

(b) The Contractor must maintain detailed expense records and will be reimbursed by the Company for the following:

(i) All reasonable travel expenses properly incurred by the Contractor in providing the Services, but only if such expenses have been approved by the CEO and/or Board and/or approved budget prior to being incurred;

(ii) All travel medical and dental insurance costs related to travel in connection with the provision of the Services and in the event whereby the insurance does not cover 100% of costs incurred, the Company agrees to reimburse (and in necessary events pay in advance) for medical and dental costs in any international jurisdiction;

(iii) All legal costs that are incurred if the Contractor is unlawfully detained and/or prevented

to return to Canada, for any reason while travelling in connection with the provision of the Services (in any necessary event these costs, either required deposits, or entire payment, will be paid in advance if requested by the Contractor), this will include any required payments for the release of the Contractor if in extra-ordinary circumstances the Contractor is prevented from returning to Canada;

(iv) All costs required to efficiently conduct business remotely, including but not limited to costs associated with high speed internet access, necessary computer and peripheral devices, as well as all necessary stationary items required to conduct business; provided, however, that that Contractor shall obtain the Company's prior approval for such expenses under this Section 6 (b)(iv) in excess of $1,000; and

(v) Reasonable out of pocket documented costs incurred by the Contractor actually, necessarily and properly in the course of providing the Services but only if such expenses have been approved by the CEO and/or Board and/or approved budget prior to being incurred.

(c) The Contractor will provide receipts to the Company if the Company requests them.

(d) The Contractor shall submit a monthly invoice to the Company within five business days of the end of the month for all Services rendered and expenses incurred during the month. The Company will pay the invoice within 10 days from date of invoice receipt.

(e) The Contractor shall be entitled to 4 weeks of annual paid vacation.

7. <u>**STATUTORY REMITTANCES**</u>

(a) As an independent Contractor, the Contractor shall be responsible for making any and all payments and remittances that may be required for GST, or under the *Income Tax Act* (Canada), the *Employment Insurance Act* (Canada), the Canada Pension *Plan Act* (Canada), the *Income Tax Act* (AB), the *Employment Standards Act* (AB) or any other similar statute of Canada or a province of territory thereof, in connection with the provision of the Services. The Contractor agrees that such remittances will be made in strict accordance with the Contractor's statutory obligations.

8. <u>**INDEMNIFICATION**</u>

(a) The Contractor agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance, Canada Pension Plan, Workers Compensation Board, or related plans or organizations, or similar bodies or plans under federal or provincial laws in Canada, requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Services provided to the Company pursuant to this Agreement. This Section will survive termination of this Agreement.

(b) The Company shall indemnify the Contractor, to the maximum extent permitted by applicable law and the Company's constating documents against all claims, losses, damages, liabilities, costs, charges and expenses, including legal fees, incurred or sustained by the Contractor in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director, employee or contractor of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Contractor serves in good faith as an officer, director, or employee at the Company's request. This Section will survive termination of this Agreement.

9. **RESOLVING DISPUTES**

If a dispute arises under this Agreement, the Parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Kelowna, British Columbia. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the Parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the Parties agree to submit the dispute to a mutually agreed-upon arbitrator in Kelowna, British Columbia. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction to do so. Costs of arbitration, including attorney fees, will be allocated by the arbitrator.

10. **CONFIDENTIAL INFORMATION**

(a) The Contractor acknowledges that in performing the Services on behalf of the Company, the Contractor and the Key Individual will receive Confidential Information which is the sole and exclusive property of the Company or its Related Companies. The Contractor and the Key Individual agree that they shall hold all Confidential Information disclosed to it in strict confidence from the date of its receipt.

(b) Upon any termination or expiration of this Agreement for any reason, and/or upon the request of the Company, the Contractor and the Key Individual shall return all Confidential Information of the Company (or destroy and certify destruction of same to the Company). Notwithstanding the foregoing, the Contractor and the Key Individual shall be entitled to disclose Confidential Information if required by a court of competent jurisdiction or regulatory body provided that the Contractor shall provide the Company with immediate written notice of any request or anticipated request for disclosure so as to permit the Company to seek a protective order or other appropriate remedy.

11. **COMPANY PROPERTY**

The Contractor further acknowledges and agrees that pursuant to the terms of this Agreement, the Contractor and the Key Individual will come into possession of Company Property which is and shall remain the sole and exclusive property of the Corporation. Upon termination of this Agreement for any reason, the Contractor shall return to the Corporation all Company Property, which may have come into the Contractor's and the Key Individual's possession during the course of performing the Services on behalf of the Corporation, or otherwise.

12. **ACKNOWLEDGEMENT OF COVENANTS**

(a) The Contractor acknowledges and agrees that the Company will suffer irreparable harm in the event that the Contractor breaches any of the obligations under this Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Company for such a breach. Accordingly, the Contractor agrees that in the event of a breach or a threatened breach by the Contractor of any of the provisions of this Agreement, the Company shall be entitled to an order from a court of competent jurisdiction restraining the Contractor from breaching or continuing to breach any of those provisions, without being required to establish irreparable harm, the balance of convenience or being required to post security or an undertaking in respect of damages in order to prevent or restrain any such breach or threatened breach by the Contractor, or by any or all of the Contractor's directors, officers, partners, employees, servants, agents, representatives and any other person directly or indirectly acting for, or on behalf of, or with, the Contractor.

(b) The Contractor further acknowledges and agrees that all restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and any Related Company, and hereby waives any and all defenses to the strict enforcement thereof by the Company by any lawful means, including injunctive relief. The Contractor further agrees that the restrictions contained in this Agreement shall not unduly restrict the ability of the Contractor to

secure an alternative engagement with a third party following the termination of this Agreement.

(c) The obligations in Sections 8 to 12 shall survive the termination of the Contractor's retainer with the Company.

13. **TERMINATION**

(a) The Company may terminate this Agreement at any time during the Term, without any notice or payment in lieu thereof, for Cause (as hereinafter defined). In such a case, the Company shall have no further or other obligation to the Contractor whatsoever arising out of the termination of this Agreement, save and except for any Contracting Fees which are due and payable by the Company up to the date of termination of the Agreement, and any expenses actually and properly incurred by the Contractor for the period up to, and including, the date of termination of this Agreement. For the purposes of this Agreement, "Cause" shall include, but not be limited to: (a) any act, omission or behaviour by the Contractor that would constitute just cause for dismissal of an employee at common law; and (b) any material breach by the Contractor of a provision of this Agreement or any failure by the Contractor to provide the Services in a competent manner, where the Contractor fails to remedy such failure to the satisfaction of the Company within ten (10) days after receiving notice of such failure.

(b) The Company may terminate this Agreement at any time during the Term, upon providing six months' written notice to the Contractor (the "**Notice Period**"), or in the Company's sole discretion, payment of six months of the Contracting Fee in lieu of the Notice Period. Where the Company elects to provide payment in lieu of notice, the Company may, in its sole discretion, pay such amount in a lump-sum payment or in installments over the Notice Period.

(c) The Contractor may terminate this Agreement at any time during the Term, upon providing six months' written notice to the Company. Where the Contractor provides the Company with written notice under this provision, the Company may waive such notice, in whole or in part, in which case this Agreement shall terminate on the date specified by the Company.

a. Upon the termination of this Agreement for any reason, the Contractor shall be entitled to receive any unpaid Contracting Fees accrued by the Contractor up to the termination date and any other compensation which is fully earned and payable up to the termination date.

(d) This Agreement shall not be terminated by the merger or consolidation of the Corporation into or with any other entity

14. **NOTICE**

(a) Any written notice required or permitted under this Agreement shall be given to the other Party at the following address:

Notice to the Company:

Kelso Technologies Inc.
305 - 1979 Old Okanagan Hwy,
West Kelowna, BC V4T 3A4

Notice to the Contractor:

Bedrock Technology Holdings Ltd.
417 14 Ave NE, Calgary, Alberta T2E 1E6

(b) Changes in the above addresses must be given by one Party to the other in writing. Written notice shall be deemed to have been properly given or made when received by the Party to which such notice is given.

15. **MISCELLANEOUS**

(a) This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the Parties hereby attorn to the jurisdiction of the British Columbia courts.

(b) The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement.

(c) If any provision of this Agreement shall be found to be invalid, illegal or unenforceable by reason of any determination made by a court of competent jurisdiction or any governmental authority having jurisdiction in the circumstances, such provision shall be severed from this Agreement and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(d) This Agreement constitutes the entire agreement between the Company and the Contractor with respect to the subject matter herein, and supersedes any prior agreement, undertaking, representation or notification whether oral or in writing.

(e) No modification or amendment of this Agreement shall be binding upon either Party unless in writing and executed by both Parties.

(f) Contractor may not assign any part of its rights or obligations under this Agreement. The Company may assign its rights and or obligations under this Agreement at its sole discretion at any time.

(g) All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and assigns.

(h) Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

(i) Waiver by one Party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

(j) The Contractor shall not assign any of their rights under this Agreement or delegate the performance of any of their Services hereunder, without the prior written consent of the Company.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement as of the date first written above.

KELSO TECHNOLOGIES INC.

Per: ______________________________
Frank Busch
Chief Executive Officer

BEDROCK TECHNOLOGY HOLDINGS LTD

Per: Sameer Uplenchwar
Sameer Uplenchwar
President

SCHEDULE "A"

CONTRACTING FEE

Compensation to the Contractor includes the following:

1. A monthly compensation in the amount of United States twenty thousand dollars (US$20,000) (the "**Contracting Fee**") plus GST for the Term of the Agreement.

2. Upon execution of the Agreement and subject to the prior approval of the Exchange, the Company shall, pursuant to the RSU Plan, grant the Contractor:

   a. 500,000 restricted share units of the Company ("**RSUs**"), which will vest as follows:

      i. 50% on the date of the grant;

      ii. 25% on the first anniversary of the date of the grant; and

      iii. 25% on the second anniversary of the date of the grant; and

   b. 250,000 RSUs, which RSUs will be granted in lieu of an equivalent portion of the accrued Contracting Fee (the "**Salary RSUs**") and will vest 100% on the date of the grant, as detailed in paragraph 3 below.

3. The Contractor has elected to receive the Salary RSUs in lieu of US$87,500 of accrued Contracting Fees, based on a deemed price of C$0.48.

4. For FY2024 and FY2025, the Contractor shall be entitled to a bonus calculated in the same manner as the current bonus is calculated for the outgoing CFO which is: One-third of an annual 10% management performance bonus paid at the end of the preceding fiscal year end. The bonus will be calculated based on the Company's annual earnings before non-cash items (e.g.: stock-based compensation, deferred taxes, depreciation & amortization and unrealized foreign exchange) and income taxes as determined by the auditor of the Company. If applicable, the performance bonus will be payable in US dollars no later than May 15 following the applicable December 31 year end.

5. The Contractor will be eligible to participate, at the sole discretion of the Board (and if applicable, subject to the prior approval of the Exchange), in its Stock Option Plan, RSU Plan, deferred share unit plan or other security based compensation plan of the Company in place from time to time.

6. The Contractor will be eligible to receive a bonus based achievement of key performance indicators as established by the Compensation Committee of the Board from time to time. The Contractor will be eligible for any type of security based compensation (if applicable, subject to the prior approval of the Exchange) at the sole discretion of the Board, in accordance with the terms and conditions of such security based compensation plan, including but not limited to:

   a. Cash or Shares for services and performance bonus (at the discretion of the Contractor and agreement by the Board);

   b. Stock options; and

   c. RSUs.

7. The Contractor shall be eligible to participate in future financings, inclusive of potential warrants undertaken by the Company from time to time.

8. The Contractor is also entitled to certain fringe benefits, such as coverage under the Company's medical and dental plans and life insurance plan, in accordance with the terms and conditions of such plans.